Emmaus Life Sciences, Inc. 8-K

 EXHIBIT 99.1

EMMAUS LIFE SCIENCES ANNOUNCES CLOSING
OF $7.5 MILLION PRIVATE PLACEMENT

TORRANCE, Calif., September 16, 2013 – Emmaus Life Sciences, Inc. (the “Company,” or “Emmaus”), a biotherapeutics company dedicated primarily to the discovery, development and commercialization of innovative and cost effective treatments and therapies for debilitating rare diseases, today announced it has raised approximately $7.5 million in gross proceeds from a private placement to accredited investors, including two institutional investors.

In connection with the financing, Emmaus has agreed to expand its board of directors to eight members, with three newly-created directorships to be filled by qualified representatives of certain participants in the financing.

The net proceeds from the private placement will be used primarily for research and development, including the completion of the company’s Phase 3 clinical trial for the treatment of sickle cell disease, commercialization costs, and for working capital and general corporate purposes.

T.R. Winston & Company served as placement agent to Emmaus.

The shares of common stock and warrants described above were offered and sold to a limited number of institutional and accredited investors. The shares of common stock and warrants, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is issued pursuant to Rule 135(c) under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Emmaus Life Sciences

Emmaus is dedicated to the discovery, development and commercialization of innovative and cost-effective treatments and therapies for rare diseases.

For more information, please visit www.emmauslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and potential commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Additional risks and uncertainties are described in reports filed by Emmaus Life Sciences, Inc. with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Emmaus is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Media:
Lori Teranishi for Emmaus Life Sciences, Inc.
415-981-1964
lteranishi@iqprinc.com

Investors:

Matt Sheldon for Emmaus Life Sciences, Inc.
310-279-5975
msheldon@pondel.com

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